EXHIBIT 5.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

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Kilroy Realty Corporation

Kilroy Realty, L.P.

12200 W. Olympic Boulevard, Suite 200

Los Angeles, CA 90064

Re:	Registration Statement on Form S-4; Exchange Offer for $250,000,000 in Aggregate Principal Amount of Kilroy Realty, L.P.’s 6.625% Senior Notes Due 2020

Ladies and Gentlemen:

We have acted as special counsel to Kilroy Realty Corporation, a Maryland corporation (the “Guarantor”), and Kilroy Realty, L.P., a limited partnership organized under the laws of the State of Delaware (the “Operating Partnership”), in connection with the issuance of $250,000,000 in aggregate principal amount of the Operating Partnership’s 6.625% Senior Notes due 2020 (the “Exchange Notes”) and the guarantees of the Exchange Notes (the “Guarantees”) by the Guarantor, under an indenture, dated as of May 24, 2010 (the “Indenture”), among the Operating Partnership, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2010 (the “Registration Statement”). The Exchange Notes and the Guarantees will be issued in exchange for the Operating Partnership’s outstanding 6.625% Senior Notes due 2020 (the “Private Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and Guarantee.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have examined, among other things, the Indenture, the form of Note and the form of Guarantee.

August 30, 2010

With your consent, we have relied upon certificates and other assurances of officers and other representatives of the Operating Partnership and the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning Maryland law are addressed in the opinion of Ballard Spahr LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Indenture has been duly authorized by all necessary limited partnership action of the Operating Partnership, has been duly executed and delivered by the Operating Partnership, and is the legally valid and binding agreement of each of the Operating Partnership and the Guarantor, enforceable against each of them in accordance with its terms.

2. When the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered in exchange for the Private Notes in the circumstances contemplated by the Registration Statement and Prospectus, the Exchange Notes and the Guarantees will be legally valid and binding obligations of the Operating Partnership and the Guarantor, respectively, enforceable against the Operating Partnership and the Guarantor in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Sections 4.07, 15.01(e), 15.01(f), 15.01(g) and 15.03(b) of the Indenture (except, with respect to Section 15.03(b), to the extent such waiver is limited to the fullest extent that the Guarantor may do so under applicable law); (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; and (g) the

August 30, 2010

severability, if invalid, of provisions to the foregoing effect. We express no opinion or confirmation as to federal or state securities laws, tax laws (except as set forth in our letter to you of even date with respect to certain tax matters), antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

With your consent, we have assumed (a) that the Indenture, the Exchange Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Operating Partnership, (b) that the Indenture constitutes legally valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with its terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP